Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

WILHELMINA INTERNATIONAL, INC.

Pursuant to Section 245 of the
General Corporation Law of the State of Delaware
______________________________________________________

WILHELMINA INTERNATIONAL, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is “Wilhelmina International, Inc.”

2.	The Corporation was originally incorporated under the name “Billing Information Concepts, Inc.”

3.	The date of the filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 26, 1996.

4.
This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware.  This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s certificate of incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

5.	The text of the Corporation’s Certificate of Incorporation is hereby restated to read as herein set forth in full.

______________________________________________________

ARTICLE I.

NAME

The name of the corporation (the “corporation”) is WILHELMINA INTERNATIONAL, INC.

ARTICLE II.

ADDRESS OF REGISTERED OFFICE, NAME OF REGISTERED AGENT

The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is 160 Greentree Dr. Suite 101, City of Dover 19904, County of Kent; and the name of the registered agent of the corporation in the State of Delaware at such address is National Registered Agents, Inc.

ARTICLE III.

PURPOSE AND POWERS

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Delaware General Corporation Law.  It shall have all powers that may now or hereafter be lawful for a corporation to exercise under the Delaware General Corporation Law.

ARTICLE IV.

CAPITAL STOCK

4.1           Total Number of Shares of Stock.  The total number of shares of all classes of stock that the corporation shall have authority to issue is two hundred sixty million (260,000,000).  Of such shares, (i) two hundred fifty million (250,000,000) shall be common stock, par value $0.01 per share (“Common Stock”), and (ii) ten million (10,000,000) shall be preferred stock, par value $0.01 per share (“Preferred Stock”).

4.2           Preferred Stock.  Preferred Stock may be issued in one or more series.  To the fullest extent permitted by law, the board of directors shall have the authority, by resolution, to create and issue such series of Preferred Stock and to fix with respect to any such series the number of shares of Preferred Stock comprising such series and the powers, designations, preferences and rights (and the qualifications, limitations and restrictions thereof) of the shares, of such series including, without limitation, the following:

(a)           the number of shares constituting that series and the distinctive designation of that series;

(b)           the dividend rate of the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)           whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)           whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(e)           whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of such redemptions, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)           whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)           the rights of the shares of that series in the event of voluntary liquidation, dissolution or winding up of the corporation, and relative rights of priority, if any, of payments of such shares of that series; and

(h)           any other relative rights, preferences and limitations of that series.

One million (1,000,000) shares of Preferred Stock are designated Series A Junior Participating Preferred Stock (the “Series A Preferred”).  The powers, preferences and rights of the Series A Preferred are set forth on Annex A attached hereto and incorporated herein.  Such powers, preferences and rights were originally set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock filed by the corporation with the Secretary of State of the State of Delaware on July 10, 2006.

4.3           Common Stock.  The shares of Common Stock of the corporation shall be identical in all respects and shall have equal rights and privileges.  The holders of Common Stock shall have one vote per share of Common Stock on all matters on which holders of Common Stock are entitled to vote.

4.4           No Preemptive Rights.  No holder of stock of any class of the corporation, whether now or hereafter authorized or issued, shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, or of any securities convertible into stock of any class, or any character or to which are attached or with which are issued warrants or rights to purchase any such stock, whether now or hereafter authorized, issued or sold, or whether issued for money, property or services, or by way of dividend or otherwise, or any right or subscription to any thereof, other than such, if any, as the board of directors in its direction may from time to time fix, pursuant to authority hereby conferred upon it; and any shares of stock or convertible obligations with warrants or rights to purchase any such stock, which the board of directors may determine to offer for subscription, may be sold without being first offered to any of the holders of the stock of the corporation of any class or classes or may, as such board of directors shall determine, be offered to holders of any class or classes of stock exclusively or to the holders of all classes of stock, and if offered to more than one class of stock, in such proportions as between such classes of stock as the board of directors, in its discretion, may determine.

ARTICLE V.

PLACE OF BOOKS AND RECORDS;
STOCKHOLDER INSPECTION RIGHTS

5.1           Place of Books and Records.  The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside the State of Delaware, at such places as may be from time to time designated by the Bylaws or by resolution of the stockholders or directors.

5.2           Stockholder Inspection Rights.  The Bylaws shall determine whether and to what extent the accounts and books of this corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, book, or document of this corporation, except as conferred by law or the Bylaws, or by resolution of the stockholders or directors.

ARTICLE VI.

EXISTENCE

The corporation is to have perpetual existence.

ARTICLE VII.

LIMITED LIABILITY OF SHAREHOLDERS

The private property of the stockholders shall not be subject to the payment of the corporate debts to any extent whatsoever.

ARTICLE VIII.

BOARD OF DIRECTORS

8.1           Number of Directors.  Except as otherwise fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of the directors of the corporation shall be fixed from time to time by or pursuant to the Bylaws of the corporation.

8.2           Annual Election of Board of Directors.  Directors shall be elected at each annual meeting of stockholders of the corporation and each director shall hold office until the annual meeting of stockholders next succeeding said director’s election, and until said director’s successor is elected and qualified, or until the earlier of said director’s death, resignation or removal.

8.3           Advance Notice of Stockholder Nominations.  Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the corporation.

8.4           Increase in Number of Directors; Vacancies.  Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors.  Any directors elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.  No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

8.5           Removal of Directors.  Subject to the rights of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class.

8.6           Amendment of Article VIII.  Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent voting (66 2/3%) of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provisions inconsistent with or repeal this Article VIII.

8.7           Written Ballots.  Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE IX.

COMPROMISE

Whenever a compromise or arrangement is proposed between this corporation or its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing seventy five percent (75%) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE X.

TRANSACTIONS WITH OFFICERS AND DIRECTORS

The corporation may enter into contracts or transact business with one or more of its officers or directors, or with any firms of which one or more of its directors is a member, or may invest its funds in the securities of and may enter into contracts, or transact business with any corporation or association in which any one or more of its officers or directors is a stockholder, officer or director, and in the absence of bad faith, or unfair dealing, such contract or transaction or investment shall not be invalidated or to any extent affected by the fact that any such officer or officers or any such director or directors has or may have interests that are or might be adverse to the interests of the corporation, provided that the remaining directors are sufficient in number to ratify and approve the transaction.

ARTICLE XI.

INDEMNIFICATION

Every director, officer or employee of the corporation shall be indemnified by the corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made a party, or in which he may become involved, by reason of his being or having been a director, officer or employee of the corporation, or any settlement thereof, whether or not he is a director, officer or employee at the time such expenses are incurred or liability incurred, except in such cases where the director, officer or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties; provided that in the event of a settlement the indemnification herein shall apply only when the board of directors approves such settlement and reimbursement as being for the best interests of the corporation.  The foregoing right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled.

ARTICLE XII.

REQUIRED VOTE FOR CERTAIN TRANSACTIONS

The affirmative vote of the holders of shares representing not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of the corporation shall be required for the approval of any proposal for the corporation to reorganize, merge, or consolidate with any other corporation, or sell, lease, or exchange substantially all of its assets or business.  The amendment, alteration or repeal of this Article XII, or any portion hereof, shall require the approval of the holders of shares representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the corporation.

ARTICLE XIII.

LIMITATION ON STOCKHOLDER ACTION BY WRITTEN CONSENT

Notwithstanding the provisions of Article XII, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, except that an amendment to this Certificate of Incorporation in order to change the name of the corporation may be approved without a meeting, by consent in writing of the holders of the outstanding stock of the corporation having not less than the minimum number of votes that would be necessary to approve such amendment at a meeting at which all shares entitled to vote thereon were present and voted pursuant to the provisions of Section 228 of the Delaware General Corporation Law.  Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the corporation may be called only by the board of directors pursuant to a resolution approved by a majority of the entire board of directors.  Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent entitled to vote (66 2/3%) of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article XIII.

ARTICLE XIV.

AMENDMENTS

14.1           Certificate of Incorporation.  This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter set forth herein or, in the absence of specific provision herein, in the manner prescribed in the statutes of the State of Delaware, and all rights conferred on officers, directors and stockholders herein are granted subject to this reservation.

14.2           Amendment of Bylaws.  The board of directors shall have power to make, alter, amend and repeal the Bylaws of the corporation (except insofar as the Bylaws of the corporation adopted by the stockholders shall otherwise provide).  Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders.  Notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or repeal this Article XIV.

ARTICLE XV.

LIMITATION ON LIABILITY OF DIRECTORS

No person shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  If the Delaware General Corporation Law is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.  Any amendment, repeal or modification of this Article XV shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

ARTICLE XVI.

SEVERABILITY

In the event that any of the provisions of this Restated Certificate of Incorporation (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation is executed on behalf of the Corporation by its Chief Financial Officer and attested by its Secretary this 15th day of April, 2009.

WILHELMINA INTERNATIONAL, INC.

By:	/s/ John Murray
Name: John Murray
Title: Chief Financial Officer

Attest:

/s/ Evan Stone
Name: Evan Stone
Title:  Secretary

Annex A

Series A Junior Participating Preferred Stock
of
Wilhelmina International, Inc.

I.  Designation and Amount

One million (1,000,000) shares of Preferred Stock are designated Series A Junior Participating Preferred Stock (the “Series A Preferred”).  Such number of shares may be increased or decreased by resolution of the board of directors of the corporation (the “Board”); provided, however, that no decrease will reduce the number of shares of Series A Preferred to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series A Preferred.

II.  Dividends and Distributions

(a)           Subject to the rights of the holders of any shares of any series of Preferred Stock ranking prior to the Series A Preferred with respect to dividends, the holders of shares of Series A Preferred, in preference to the holders of Common Stock of the corporation, and of any other junior stock, will be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, dividends payable in cash (except as otherwise provided below) on such dates as are from time to time established for the payment of dividends on the Common Stock (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred (the “First Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, one hundred times the aggregate per share amount of all cash dividends, and one hundred times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the First Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred. In the event that the corporation at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the amount to which holders of shares of Series A Preferred would otherwise be entitled immediately prior to such event under clause (ii) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)           The corporation will declare a dividend on the Series A Preferred as provided in the immediately preceding paragraph immediately after it declares a dividend on the Common Stock (other than a dividend payable in shares of Common Stock).  Each such dividend on the Series A Preferred will be payable immediately prior to the time at which the related dividend on the Common Stock is payable.

(c)           Dividends will accrue on outstanding shares of Series A Preferred from the Dividend Payment Date next preceding the date of issue of such shares, unless (i) the date of issue of such shares is prior to the record date for the First Dividend Payment Date, in which case dividends on such shares will accrue from the date of the first issuance of a share of Series A Preferred or (ii) the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends will accrue from such Dividend Payment Date. Accrued but unpaid dividends will cumulate from the applicable Dividend Payment Date but will not bear interest.  Dividends paid on the shares of Series A Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of a dividend or distribution declared thereon, which record date will be not more than 60 calendar days prior to the date fixed for the payment thereof.

III.  Voting Rights

The holders of shares of Series A Preferred will have the following voting rights:

(a)           Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred will entitle the holder thereof to one hundred votes on all matters submitted to a vote of the stockholders of the corporation.  In the event the corporation at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the number of votes per share to which holders of shares of Series A Preferred would otherwise be entitled immediately prior to such event will be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)           Except as otherwise provided herein, in any other Preferred Stock Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights will vote together as one class on all matters submitted to a vote of stockholders of the corporation.

(c)           Except as set forth in the Certificate of Incorporation or herein, or as otherwise provided by law, holders of shares of Series A Preferred will have no voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

IV.  Certain Restrictions

(a)           Whenever dividends or other dividends or distributions payable on the Series A Preferred are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred outstanding have been paid in full, the corporation will not:

(i)           Declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred;

(ii)           Declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the shares of Series A Preferred, except dividends paid ratably on the shares of Series A Preferred and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)           Redeem, purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred; provided, however, that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the shares of Series A Preferred; or

(iv)           Redeem, purchase or otherwise acquire for consideration any shares of Series A Preferred, or any shares of stock ranking on a parity with the shares of Series A Preferred, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, may determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)           The corporation will not permit any majority-owned subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (a) of this Article IV, purchase or otherwise acquire such shares at such time and in such manner.

V.  Reacquired Shares

Any shares of Series A Preferred purchased or otherwise acquired by the corporation in any manner whatsoever will be retired and canceled promptly after the acquisition thereof.  All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation of the corporation, or in any other Preferred Stock Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

VI.  Liquidation, Dissolution or Winding Up

Upon any liquidation, dissolution or winding up of the corporation, no distribution will be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the shares of Series A Preferred unless, prior thereto, the holders of shares of Series A Preferred have received $50.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series A Preferred will be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred times the aggregate amount to be distributed per share to holders of shares of Common Stock or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the shares of Series A Preferred, except distributions made ratably on the shares of Series A Preferred and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the corporation at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the aggregate amount to which each holder of shares of Series A Preferred would otherwise be entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

VII.  Consolidation, Merger, Etc.

In the event that the corporation enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in each such case, each share of Series A Preferred will at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation at any time (a) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (b) subdivides the outstanding shares of Common Stock, (c) combines the outstanding shares of Common Stock in a smaller number of shares, or (d) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred are then issued or outstanding, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

VIII.  No Redemption

The shares of Series A Preferred are not redeemable.

IX.  Rank

The Series A Preferred rank, with respect to the payment of dividends and the distribution of assets, junior to all other series of the corporation’s Preferred Stock.

X.  Amendment

Notwithstanding anything contained in the Certificate of Incorporation of the corporation to the contrary and in addition to any other vote required by applicable law, the Certificate of Incorporation of the corporation may not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred so as to affect them adversely without the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of Series A Preferred, voting together as a single series.